UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549

                            Amendment 4 to
                               FORM S-1

        Registration Statement Under the Securities Act of 1933

                            PREVENTIA, INC.
        (Exact Name of Registrant As Specified In Its Charter)

          Nevada                                               27-2438013
(State or other jurisdiction     (Primary Standard           (I.R.S. Employer
   of incorporation or        Industrial Classification       Identification
     organization)                Code Number)                   Number)

                                                     Murray Friedman
   8900 W. Olympic Blvd.                          8900 W. Olympic Blvd.
  Beverly Hills, CA 90211                       Beverly Hills, CA 90211
   Telephone (877) 660-6463                    Telephone (877) 660-6463
 (Address, and telephone number             (Name, address and telephone number
 of principal executive offices)                    of agent for service)

                           Copies to:
                       Ms. Jody Walker ESQ.
                      7841 South Garfield Way
                       Centennial, CO 80122
                Phone 303-850-7637 Fax 303-482-2731

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerate filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [ ]             Accelerated filer   [ ]
Non-accelerated filer   [ ]             Smaller reporting company [x]

                     CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF   AMOUNT     PROPOSED        PROPOSED      AMOUNT OF
SECURITIES TO BE         TO BE      MAXIMUM         MAXIMUM      REGISTRATION
REGISTERED             REGISTERED OFFERING PRICE   AGGREGATE         FEE
                                    PER SHARE      OFFER PRICE
Common Stock           4,000,000    $ .25          $1,000,000      $116.10
                       ---------                   ----------      -------
Total                  4,000,000                   $1,000,000      $116.10

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus Dated March 1, 2011.  SUBJECT TO COMPLETION

                               $1,000,000

   Up to a maximum of 4,000,000 Common Shares at $.25 per Common Share

                             Preventia, Inc.

The registrant is registering 4,000,000 common shares at the purchase price of $.25 per common share for the aggregate offering price of $1,000,000.

The offering will commence on the effective date of this prospectus and will terminate on or before March 31, 2012.

This constitutes the initial public offering of the registrant's common stock. There is presently no public market for our common shares. We anticipate applying for quoting of our common shares on the OTC Bulletin Board or OTCQB upon the effectiveness of the registration statement of which this prospectus forms a part. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTCBB and OTCQB, nor can there be any assurance that such application for quotation will be approved.

In their opinion on our interim financial statements as of and for the period from inception to December 31, 2010, our auditors have indicated that there is substantial doubt about our ability to continue as a going concern.

We will sell the common shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our common shares using our best efforts and no one has agreed to buy any of our common shares. There is no minimum amount of common shares we must sell so no money raised from the sale of such common shares will go into escrow, trust or another similar arrangement.

Investing in our common shares involves a high degree of risk. See Risk Factors beginning on page 6 to read about factors you should consider before buying our common shares.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             TABLE OF CONTENTS

Prospectus Summary                                                 5
Risk Factors                                                       6
Forward Looking Statements                                        15
Use of Proceeds                                                   16
Plan of Distribution                                              16
Business Operations                                               18
Dilution                                                          31
Dividend Policy                                                   31
Determination of Offering Price                                   32
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                             32
Directors, Executive Officers Control Persons                     35
Security Ownership of Certain Beneficial Owners
  and Management                                                  37
Certain Relationships and Related Transactions                    38
Description of Capital Stock                                      37
Shares Eligible for Future Sale                                   39
Disclosure of Commission Position on Indemnification              40
  for Securities Act liabilities
Market for Common Stock and Related Stockholder
  Matters                                                         41
Experts                                                           41
Legal Proceedings                                                 41
Legal Matters                                                     41
Where You Can Find More Information                               42
Financial Statements                                              40

                          PROSPECTUS SUMMARY

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 6 and the financial statements.

General
-------                 Preventia, Inc. was incorporated in the state
of Nevada on April 9, 2010. Our principal executive offices are located at 8900 W.
Olympic Blvd., Beverly Hills, CA 90211. Our telephone number is (877) 660-6463.

Operations
----------              The registrant is a cognitive learning and
development company that builds software tools for improving occupational and brain health and performance.

The registrant is in the developmental stage and will focus on addressing specific occupational and brain training products, each of which will be specifically designed for a distinct market:

Prime - 18-49. Within this segment, the registrant will specifically target working professionals aged 24-39 and market the product as a preventive maintenance tool to inhibit mental decline and improve work productivity;

Advanced - Adults 50 and over. With the increased interest in cognitive health among this growing target segment, the registrant will offer age-appropriate exercises to stimulate the brains of older adults and maintain their mental acuity; and

Progeny - Children 6-17. Will focus on aiding children with learning disorders by providing them with structured lessons to enhance their academic performance and remedy symptoms associated with learning disabilities.

To date, we have completed product research and require funds to complete the development and production of the software. As of the date of this prospectus, the registrant has not engaged in any material operations nor generated any revenues.

We have an accumulated deficit of $(18,061) as of December 31, 2010. In their opinion on our financial statements as of and for the period from inception to December 31, 2010, our auditors have indicated that there is substantial doubt about our ability to continue as a going concern.

Common stock
 outstanding
------------            8,000,000

Common shares being
 sold in this offering
----------------------  4,000,000

Termination of the
  Offering
------------------      The offering will commence on the effective
date of this prospectus and will terminate on or before March 31, 2012.

Market for our
 common stock
--------------          There is presently no public market for our
common shares. We anticipate applying for quoting of our common shares on the OTC
Bulletin Board or OTCQB upon the effectiveness of the registration statement of which this prospectus forms a part. There can be no assurance that a market maker will agree to file the necessary documents with the Financial
Industry Regulatory Authority, which operates the OTCBB and OTCQB, nor can there be any assurance that such application for quotation will be approved.

Common Stock Control
--------------------    Murray Friedman, an officer and director,
currently owns and will continue to own
sufficient common shares to control the
operations of the registrant.


                              RISK FACTORS

The registrant's business is subject to numerous risk factors, including the following.

1. We cannot offer any assurance as to our future financial results. We have received a going concern opinion from our auditors. You may lose your entire investment.

We have not generated any revenues from operations to date and future financial results are uncertain. We cannot assure you that the registrant can operate in a profitable manner. We have an accumulated deficit of $(18,061) as of December 31, 2010. Even if we obtain future revenues sufficient to expand operations, increased production or marketing expenses would adversely affect liquidity of the registrant. In their opinion on our financial statements as of and for the period ended December 31, 2010, our auditors have indicated that there is substantial doubt about our ability to continue as a going concern.

2. We do not have a public market in our securities. If our common stock has no active trading market, you may not be able to sell your common shares at all.

We do not have a public market for our common shares. Our securities are not traded on any exchange. We cannot assure you that an active public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

3. We do not meet the requirements for our stock to be quoted on NASDAQ, American Stock Exchange or any other senior exchange and the tradability in our stock will be limited under the penny stock regulation.

The liquidity of our common stock is restricted as the registrant's common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange Commission, if the price of the registrant's common stock on the OTC Bulletin Board is below $5.00 per share, the registrant's common stock will come within the definition of a "penny stock." As a result, the registrant's common stock is subject to the "penny stock" rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:
   - Make a suitability determination prior to selling penny stock to the purchaser;
   -   Receive the purchaser's written consent to the transaction; and
   -   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the registrant's common stock, and may affect the ability to resell the registrant's common stock.

4. Although our research is complete, we have not yet developed our products. We may never become profitable if we fail to raise sufficient funds or obtain alternate financing to complete development.

The registrant has not yet developed its products. Although Dr. Friedman has completed the necessary research, the development of the product lines will take approximately nine to twelve months and cost at least $100,000 per product line to bring to market. If we are unable to raise sufficient funds or obtain alternate financing, we may never complete development and become profitable.

5. This is a best efforts, no minimum offering. We may not receive sufficient proceeds to fund planned operations or even cover the costs of the offering. We may never become profitable if we fail to raise sufficient funds or obtain alternate financing to begin material operations.

There is no minimum offering amount and we have not engaged a broker/dealer or underwriter to sell the common shares on our behalf. As a result, we may not receive sufficient proceeds to fund planned operations or even cover the costs of the offering. If we are unable to raise sufficient funds or obtain alternate financing, we may never complete development and become profitable.

6. The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to complete the development of our product line or even to meet routine business obligations.

If we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs could range up to $35,000 per year for the next few years and will be higher if our business volume and activity increases but lower during the first year of being public because we have not yet completed development of our product line, and we will not yet be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. As a result, we may not have sufficient funds to complete the development of our product line or even to meet routine business obligations.

7. We are dependent on Murray Friedman and key management personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

Our success is dependent upon, among other things, the services of Dr. Murray Friedman, chief executive officer. The loss of Dr. Friedman's services could have a material adverse effect on our business, operations and financial condition. We do not have key-man life insurance policy for Dr. Friedman. Dr. Friedman is a doctor of dental surgery and has held management positions within several industries for over twenty seven years. Our chief operating officer, Stuart Katz, has over twenty years of executive operations experience in the real estate industry.

The commencement of our business will place further demands on existing management and future growth. Profitability will depend, in part, on our ability to hire and retain the necessary personnel to operate our business. There is no certainty that we will be able to identify, attract, hire, train, retain and motivate other highly skilled technical, administrative, managerial, marketing and customer service personnel. Competition for such personnel is intense and there is no certainty that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

8. We have operated the registrant for a short period, so we have only a limited operating history upon which you can evaluate our business and prospects.

You should consider our prospects in light of the risks, expenses, and difficulties those companies in their earlier stage of development encounter. Our success depends upon our ability to address those risks successfully, which includes, among other things:

   - whether we will be able to assemble and maintain the necessary resources, including financial resources, that we will need to implement our business plan;
   - whether we can continue to build and maintain a strong management team that can develop and execute our business strategy;
   - whether we will be successful in establishing and maintaining the strategic associations necessary to implement our business strategy; and
   - whether we will be successful in implementing our sales and marketing strategy.

We forecast our future expense levels based on our operating plans and our estimates of future revenues. If our revenues grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not generate sufficient revenues to achieve or sustain profitability. In this case, the value of your investment could be reduced or lost. We expect to continue to incur losses for the immediate future as we build our infrastructure, continue our sales and marketing efforts, and continue development of our products. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to achieve or maintain profitability will materially and adversely affect the market price of our common stock.

9. The industry is highly competitive and there can be no assurance that we will be able to compete effectively.

The market for consumer occupational and brain training applications in general are highly competitive. The registrant will compete with a number of domestic and international suppliers of occupational and brain training and related products. The registrant expects competition to intensify as - - - competitors expand their product offerings, and new competitors enter its targeted markets. The registrant believes that it will compete based on a variety of factors, including:
   -  quality of products and services provided;
   -  price;
   - adaptability and flexibility to customers' and target markets' requirements;
   -  technical support and effects capabilities;

   -  new product innovation;
   -  relevant market experience; and
   -  time-to-market.

The registrant believes that a number of its prospective customers will also use products provided by its competitors. These relationships may influence its prospective customer's decisions regarding the volume of products purchased from the registrant. In addition, because of these relationships, some of its competitors may acquire information related to its customers' new requirements before the registrant. The registrant expects to face competition from these companies and emerging companies developing new technologies that may meet the needs of its clients.

A number of the registrant's potential competitors have longer operating histories and substantially greater financial, technical, sales, marketing, distribution and other resources, as well as greater name recognition and a larger installed customer base than the registrant. As a result, these competitors may be able to devote greater resources to the development, promotion, sale, and support of their products than the registrant In addition, some of our potential competitors operate their own facilities and have proprietary technology or licenses, and may have preexisting relationships with consumer electronics industry clients or potential clients. As a result, these competitors may be able to adapt more quickly to new or emerging products, develop new technologies, or address changes in client requirements.

If the registrant is unable to compete efficiently, such failure could harm its business, results of operations and financial condition.

10. Factors out of our control could result in fluctuating quarterly operating results and negative effects on our financial situation. You may lose your entire investment.

Our quarterly operating results in the future may vary significantly, depending on factors such as:
   -  revenue from our sales of our proposed software,
   - the timing of our new product and service announcements and launches,
   - market acceptance of new and enhanced versions of our proposed products (if any),
   -  changes in our operating expenses,
   -  failure to effectively manage our inventory levels,
   -  changes in our business strategy, and
   -  general economic factors.

We have limited or no control over many of these factors. Our quarterly revenues will also be difficult to forecast because the markets for our proposed products and services are evolving and our revenues in any period could be significantly affected by new product announcements and product launches by our competitors, as well as by alternative technologies. Variations in timing of sales may cause significant fluctuations in future operating results. In addition, because a significant portion of our business may be derived from orders placed by a limited number of large customers, the timing of such orders can also cause significant fluctuations in our operating results. Anticipated orders from customers may fail to materialize. Delivery schedules may be deferred or cancelled for a number of reasons, including changes in specific customer or international economic conditions. The adverse impact of a shortfall in our revenues may be magnified by our inability to adjust spending to compensate for such shortfall. As a result of these factors and other factors, it is likely that in some future period our operating results will be below the expectations of securities analysts or investors, which would likely result in a significant reduction in the market price of our stock. Period-to-period comparisons of our results of operations will not necessarily be meaningful for the foreseeable future.

11. Our operations would be negatively effected if we experience delay in payments from our customers

We are dependent upon reasonably prompt payments from our customers to include large commercial businesses, government bodies and other contracted parties. Delays or disputes may materially affect our cash flow and place our operations in substantial jeopardy. We are not certain we can obtain bank lines of credit for financing receivables, if needed, or that the terms of such credit would be reasonable or affordable.

12. Market acceptance of our proposed products is uncertain. We may never achieve profitable operations.

Based on our market research, we believe that there is a large market demand for occupational and brain training software applications. However, we have received limited sales of these products to date. We are spending significant engineering resources to design, develop, and test our occupational and brain training applications. There is no assurance that the markets will develop as we anticipate. Further, there is no assurance that we will be able to recoup our design, development, and production expenses out of these products.

13.  Our insurance may not cover all future liabilities.

We intend to carry commercial, general liability, and comprehensive insurance on our operations, including fire, liability, extended coverage, other casualty insurance and key man insurance. There may be risks that are uninsurable on terms that we believe to be economic. In addition, losses may exceed amounts on the policies.

14. We may not be able to protect our proprietary intellectual property rights.

Our ability to compete effectively in our markets will depend, in part, on our ability to protect the proprietary nature of our technology through copyright, trademark or patent applications, agreements with third parties, including license and confidentiality agreements, and trade secret policies and procedures. We will be applying, for both copyright protections for the designs integrated into our proposed products and trademark protection for some of the trade identifiers for our proposed products. We have also taken steps to keep the designs for our proposed products confidential, protected trade secrets.
Toward this end, our normal policy is to enter into confidentiality agreements with our business partners, employees, contractors and others.

We have also instituted steps in our operations to make sure our designs are kept confidential. In addition, although we have not applied for patent protection at this time, we plan to apply, where appropriate, for patent protection of some of our intellectual property. While we have taken actions to protect our proprietary assets, no complete protection is ever available.

The agreements that we enter into with third parties may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information. If employees or collaborators develop products independently that may be applicable to our products under development, disputes may arise about ownership of proprietary rights to those products. Those products will not necessarily become our property, but may remain the property of those persons. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. Our failure to obtain or maintain intellectual property protection, for any reason, could have a material adverse effect on our business, financial position, and results of operations. Investors in this offering will have to make a judgment upon the experience and abilities of our management and employees as opposed to any valuation based on our intellectual property.

15. The cost of protecting our proprietary intellectual property rights or defending intellectual property infringement lawsuits brought by others may prevent us from obtaining profitable operations.

Competition in our markets is intense and our competitors may independently develop or obtain patents on technologies that are substantially equivalent or superior to our technology. We could incur substantial costs in defending intellectual property infringement lawsuits brought by others and in prosecuting intellectual property lawsuits against third parties who may infringe our rights. Intellectual property rights, by their nature, are uncertain and involve complex legal and factual questions. We may unknowingly infringe on the proprietary rights of others and may be liable for our infringement, which could cost us significant amounts. We are not aware of any third party intellectual property rights that would prevent our use of our proposed technology, although rights of that type may exist. If we infringe on the intellectual property of another party, we could be forced to seek a license to those intellectual property rights or alter our products or processes so they no longer infringe on the rights of the third party. If we are required to obtain a license to another party's proprietary rights, that license could be expensive, if we could obtain it at all.

16. Our operations may be negatively affected by the rapid technological change of the industry.

Our operating results will depend to a significant extent on our ability to successfully introduce new product(s) to the marketplace and improve our proposed products. Accordingly, our ability to compete successfully in our markets will depend on a number of factors, including
   - our ability to identify emerging technological trends within our markets,
   -  develop and maintain competitive products,
   - enhance our proposed products by adding innovative features that differentiate them from our competitor's products,
   - bring products to market on a timely basis at competitive prices and
   - respond effectively to new technological changes or new product announcements by others.

We believe we will need to make continuing significant expenditures for research and development in the future.

17. If we discover product defects, we may have product-related liabilities that may cause us to lose revenues or delay market acceptance of our products

Our proposed products are very complex and may contain defects. - - - Correcting any defects we discover in the future may require us to make significant expenditures of capital and other resources. Despite our continuing tests, users may find defects in our products that could cause additional development costs or result in delays in, or loss of, our market acceptance. Our products will be sold into markets that are extremely demanding of robust reliable, fully functioning products. Therefore, delivery of products with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such products, which could damage our credibility with our customers and adversely affect our ability to retain and to attract new customers.

Moreover, such errors, defects or functional limitations could cause problems, interruptions, delays or a cessation of sales to our prospective customers. Alleviating such problems may require significant expenditures of capital and resources by us. Despite testing by us, our resellers or our customers may find errors after commencement of commercial production, resulting in additional development costs, loss of, or delays in market acceptance, diversion of technical and other resources from our other development efforts, product repair or replacement costs, claims or the loss credibility with our prospective customers.

18. If we are unable to manage future growth effectively, our business, results of operations and financial condition could be materially adversely affected.

We hope and expect to grow rapidly, both in the rate of our sales and operations and the number and complexity of our proposed products, product distribution channels, and product development activities. Several members of our key management team only recently joined us, and integration of those persons into a cohesive management unit may be problematic. Our growth, coupled with the rapid evolution of our markets, has placed, and is likely to continue to place, significant strains on our administrative, operational, technical, and financial resources and increase demands on our internal management systems, procedures, and controls. If we are unable to manage future growth effectively, our business, results of operations and financial condition could be materially adversely affected.

19. We may be subject to risks associated with global Operations. These risks may negatively effect our operations.

We only recently began to concentrate on developing international sales. As a result, we could derive substantial portions of our revenues from customers outside the United States. International operations are subject to a number of risks, including:
   - costs of localizing products and services for international markets,
   -  dependence on independent resellers,
   -  multiple and conflicting regulations regarding communications,
   -  restrictions on use of data and internet access,
   -  longer payment cycles,
   -  unexpected changes in regulatory environments,
   -  import and export restrictions and tariffs,
   -  difficulties in staffing and managing international operations,
   - greater difficulty or delay in accounts receivable collection, potentially adverse tax consequences, the burden of complying with a variety of laws outside the United States, the impact of possible recession prone environments and economies outside the United States and political and economic instability. Furthermore, we expect that our export sales would be denominated predominately in United States dollars. Therefore, an increase in the value of the United States dollar relative to other currencies could make our products and services more expensive and potentially less competitive in international markets.

20. We will need to expand our management systems and hire and retain key personnel to support our proposed product line.

The development and marketing of our products will continue to place a significant strain on our limited personnel, management, and other resources. Our ability to manage any future growth effectively will require us to successfully attract, train, motivate, retain, and manage employees, particularly key engineering and managerial personnel, to effectively integrate new employees into our operations and to continue to improve our operational, financial and management systems. Our failure to manage growth and changes in our business effectively and to attract and retain key personnel could limit our growth and the success of our products and business. Further, we are highly dependent on the continued service of and our ability to attract and retain qualified technical, marketing, sales, and managerial personnel. The competition for such personnel is intense. The loss of any key person or the failure to recruit additional key technical and sales personnel in a timely manner would have a material adverse effect on our business and operating results. We currently do not maintain key person life insurance policies on any of our employees.

21. The registrant may outsource a significant portion of its work to independent contractors outside the United States. We will be subject to risks associated with foreign operations which could negatively affect our operations.

In order to meet the production of its products, the registrant may outsource a significant portion of the production of its products to companies located outside of the United States. Operations in foreign countries entail a number of risks, which include unexpected changes in, or impositions of, legislative or regulatory requirements, quotas, tariffs and other trade barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, fluctuation in currency exchange rates, potentially adverse taxes, weaker or nonexistent protection of intellectual property, the burden of complying with a variety of foreign laws and other factors beyond the registrant's control. In addition, many of the registrant's clients depend on revenues from foreign countries, thereby exposing the registrant to risks associated with foreign commerce. There can be no assurance that the foregoing factors will not have a material adverse effect on the registrant's business, operating results and financial condition or require the registrant to modify its current business practices.

                      FORWARD LOOKING STATEMENTS

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. We have made the forward-looking statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of the registrant, and results achieved during the period covered by any particular projections and other forward-looking statements should not be regarded as a representation by the registrant, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.


USE OF PROCEEDS

Any proceeds received from the sale of our common shares will be deposited directly into the operating account of the registrant. We will be attempting to raise up to $1,000,000, minus expenses of $34,116, from the sale of our common shares. These proceeds will be used as follows:

Gross Proceeds            $1,000,000    $500,000    $250,000    $125,000
Expenses                      34,116      34,116      34,116      34,116
                          ----------    --------    --------    --------
Sales & Marketing            349,843     168,743      78,193      32,918
Research & Development       102,384      49,384      22,884       9,634
Working Capital              513,657     247,757     114,807      48,332
                            --------    --------    --------    --------
Net Proceeds                $965,884    $465,884    $215,884    $ 90,884

In the event we are not successful in selling all of the securities to raise at least $125,000, we would utilize any available funds raised the following order of priority:

   - for general and administrative expenses, including legal and accounting fees and administrative support expenses incurred in connection with our reporting obligations with the SEC.
   -  for sales and marketing; and
   -  for research and development.


                       PLAN OF DISTRIBUTION

This prospectus relates to the sale of 4,000,000 common shares.

We will sell the common shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our common shares using our best efforts and no one has agreed to buy any of our common shares. This prospectus permits our officers and directors to sell the common shares directly to the public, with no commission or other remuneration payable to them for any common shares they may sell. There is no plan or arrangement to enter into any contracts or agreements to sell the common shares with a broker or dealer. Our officers and directors will sell the common shares and intend to offer them to friends, family members and business acquaintances. There is no minimum amount of common shares we must sell so no money raised from the sale of our common shares will go into escrow, trust or another similar arrangement.

The common shares are being offered by Dr. Murray Friedman and Stuart Katz, officers and directors of the registrant. Messrs. Friedman and Katz will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the common shares. No sales commission will be paid for common shares sold by Messrs. Friedman and Katz. Messrs. Friedman and Katz are not subject to a statutory disqualification and are not associated persons of a broker or dealer.

Additionally, Messrs. Friedman and Katz primarily perform substantial duties on behalf of the registrant otherwise than in connection with transactions in securities. Neither Dr. Friedman nor Mr. Katz were a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and they have not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act of 1934.

The offering will commence on the effective date of this prospectus and will terminate on or before March 31, 2012.

These are no finders.

Under the rules of the Securities and Exchange Commission, our common stock will come within the definition of a "penny stock" because the price of our common stock - - - is below $5.00 per share. As a result, our common stock will be subject to the "penny stock" rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

   - Make a suitability determination prior to selling penny stock to the purchaser;
   -   Receive the purchaser's written consent to the transaction; and
   -   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell our common stock, and may affect the ability to resell our common stock.

                        BUSINESS OPERATIONS

General
-------
The registrant was incorporated in the state of Nevada on April 9, 2010.

The registrant is a cognitive learning and development company that builds software tools for improving occupational and brain health and performance.

The registrant is in the developmental stage and will focus on addressing specific occupational and brain training products, each of which will be specifically designed for a distinct market.

To date, the registrant has completed its product research. Product line development and production will take between nine and twelve months with at least $100,000 per product line in funding before the product line can enter the market. The registrant has three different product lines to be developed. The products will be developed by outside contractors so no additional staff will be required to produce and develop the proposed product lines.

Customer service and technical support staff will be added as needed after development and production has been completed.

The registrant is in the process of developing a website relating to its business.

Products
--------
The registrant is in the process of designing a series of computer-based exercises developed for adults and children to improve Working Memory capacity - an important feature of cognitive high performance that dictates an individual's ability to hold useful information in the mind and apply in daily life. - - -Impaired WM capacity can hinder individuals' capability to learn new skills and information, and can likewise reduce the ability to focus and concentrate on important tasks. Occupational and brain training exercises have also been linked to improved WM capacity among high-performance adults.(1)

The registrant is in the process of developing a stand-alone product group (i.e. computer based) for corporations and an on-line version for individuals, each of which will be specifically designed for the following target markets:

----------
(1)Klingberg, Torkel, et al., "Computerized Training of Working Memory in Children with ADHD - A Randomized, Controlled Trial," J American Academy of Child and Adolescent Psychiatry, 2005.

Prime - 18-49. Within this segment, the registrant will specifically target working professionals aged 24-39 - - - and market the product as a preventive maintenance tool to inhibit mental decline and improve work productivity;

Advanced - Adults 50 and over. - - -With the increased interest in cognitive health among this growing target segment, the registrant intends to offer age-appropriate exercises to stimulate the brains of older adults and maintain their mental acuity; and

Progeny - Children 6-17. We intend to focus on aiding children with learning disorders by providing them with structured lessons to enhance their academic performance, and attempt to remedy symptoms associated with learning disabilities.

Each product line will include training exercises that target verbal WM and visual-spatial WM through individual and combined exercises. These training exercises will be designed so that users can improve their cognitive performance peaks or reach them faster, and older adults can reduce or delay cognitive decline.

Product Features and Benefits
-----------------------------
The registrant's exercises will contain a proprietary algorithm that actively tracks a user's real time performance and automatically adjusts the level of difficulty for each training session. We intend to develop the algorithm so that it will maintain a balance that motivates users to perform at increasingly higher levels but also avoids setting the bar so high that users would be discouraged at continuing with the exercises.

Users will likewise be able to review their training progress and improvement through software included with distribution from our licensees or through the registrant's website for our individual consumers. We intend to develop the performance reporting so it will include graphs that show progress over time for individual exercises, as well as combining reports that measures total progress and WM improvement. Our online users may also have the option of comparing their individual performance with others within the same age groups or users belonging to online communities such as Facebook.

     Fundamental cognitive training, not skills learning. The registrant will not teach new skills, but rather create a platform for learning skills. The concept of neuro-plasticity, the idea that the occupational and brain can reorganize itself and change, is what will allow the registrant to effectively change the way the occupational and brain functions to perform at its maximum capacity. We intend to develop many training programs for various skills such as reading, math, or time management.

     Focused solution, substantial benefits. The registrant's proposed products will not be a one-size-fits-all answer, but rather a solution that improves working memory allowing and to focus and resist distractions better. If we are successful, this will help academically, socially, and professionally.

     Professional service. A coach trained by the registrant will provide support throughout an individual's training to help get the most out of an individual's efforts.

     Working Memory Training focuses exclusively on training working memory, a critically important cognitive function. Working memory is our ability to hold information in mind and to use that information in our thinking to perform tasks. It is essential for attention and focus and plays a critical role in children's academic achievement. Rather than training a wide array of abilities, the entire Preventia program will be focused on training this critical cognitive function.

   The registrant will not make extravagant claims. The registrant will not and does not make claims about curing ADHD or eliminating working memory problems.

Marketing
---------
The registrant intends to introduce its products and services to the marketplace over several phases, formulated to capture revenue streams that currently exist through our B2B model and obtain new revenues directly from consumers through our B2C model as the occupational and brain training market continues to mature. Using a B2B strategy in combination with a B2C marketing strategy, the registrant intends to maximize market penetration.

Business-to-Business
We intend for distributors of the registrant's products to market, sell, and service our products within a locally defined geographic area to businesses, associations, and government entities. Licensees will work directly with these organizations, while the registrant will supply representatives who will support each licensee, providing them with the service and support they need. We believe that by licensing we will be able to accomplish the following:

   -  build the Preventia brand;
   -  leverage the brand quickly;
   -  leverage sales and marketing both regionally and nationally;
   -  develop consistency in installation, training, and service;
   - access national accounts through corporate programs rather than regional programs; and
   - provide consistent marketing schemes, materials, and programs with national sales teams.

Business-to-Consumer
we intend to market and deliver our B2C products in an online platform that combines a portfolio of occupational and brain training, games, and exercises with personalized tracking and recommendations in combination with a motivational rewards system that seamlessly blends entertainment with science and technology to improve an individual's ability to hold useful information in the mind and apply in daily life.

Target Segments and Profile
Cognitive training programs have slowly emerged as an alternative to the traditional use of drugs and cognitive therapy in treating various clinical conditions. In addition, individuals are slowly looking to occupational and brain training as means of addressing varying personal needs, such as improving productivity at school or at work, or to delay the onset of mental decline. In order to be more responsive to specific consumer needs, the registrant intends to offer three product lines for the following target segments:

     Adults aged 18-49. The registrant's primary target market is adults aged 18-49, with the core group belonging to the 24-39 age bracket. - - - Additionally, this core group includes about 30 million Americans who earned a bachelor's degree or higher, and are most likely engaged in demanding careers.(2) These working professionals have an average disposable income of $20,648, and are more conscious about maintaining their overall health and wellness.

Research has shown that cognitive performance of adults is threatened by stressful workplaces, which tend to produce poor conditions for occupational and brain improvement. In order to stay sharp and in peak mental form, these individuals need more than everyday mental exertion at work. These adults need to train their brain with a program that consists of focused, structured mental exercises in order to stretch and test their thinking in ways that stimulate the brain.(3)

For this target segment, the registrant intends to offer its standard product, Preventia Prime. We intend the registrant's mental exercises to serve as a preventive maintenance tool may aid in mental decline and may aid delay mental illnesses later on in life. In addition, engaging in an occupational and brain-training program that demands complete focus and trains core areas of cognitive function can significantly aid individuals within this target segment to be more efficient and successful in the workplace.

     Adults aged 50+. Marketing to this target segment will be beneficial for the registrant given the growing number of baby boomers within this group. Management is of the opinion that, as baby boomers age, they become more health-conscious, which consequently results to significantly higher health expenditures. With spending power

----------
(2)Crissey, Sarah R., "Educational Attainment in the United States:
2007,"U.S. Census Bureau, January 2009.
(3)Franek, Jacob, "The Occupational and brain-Training Software
Industry," Accessed from www.askmen.com.

estimated at around $2.1 trillion, the largest among all U.S. consumer groups, baby boomers have started investing in their own occupational and brain fitness to maintain mental acuity and delay Alzheimer's
Disease symptoms.(4)

Management is of the opinion that adding occupational and brain exercises to older adults' weekly schedule can maintain their mental acuity. - - - Essentially, the recurring theme within this target segment is use it or lose it. As a response to their needs for more mentally stimulating activities, the registrant intends to offer Preventia Advanced. As with the standard version, Advanced intends to provide older adults with a challenging training program that will keep their minds sharp.

     Children. We intend to also target children, particularly those with learning disorders such as Attention Deficit Disorder, Attention Deficit Hyperactivity Disorder, dyslexia, or auditory processing disorder.

Children with ADHD commonly have problems in the areas of working memory, internalization of speech, sense of time and goal-directed behavior.(4) To remedy ADHD and other learning disorders would require a combination of medications, behavior modifications, lifestyle changes, and counseling.

The registrant intends to offer, Preventia Progeny, suited for the younger market. This product will stimulate children's cognitive performance through focused lessons and games that encourage them to think aloud or use their executive functions. Through WM training, Preventia Progeny will likewise work on problem areas associated with ADHD, consequently alleviating behavioral symptoms and even improving a number of non-trained cognitive skills.

Research has also established a link between chronic childhood poverty and impaired WM. Poverty can create a high and constant level of stress in children that can stifle cognitive brain development in children and lead to learning disabilities, lower IQs, repeating grades and dropping out of school.(5) Preventia Progeny will be a useful tool for schools and non-profit organizations working with underprivileged children.

Strategy
--------
The registrant intends to design a collective plan for the development and management of a strategic marketing plan to launch and implement its integrated campaign. Each initiative of the campaign seeks to create awareness and talk-value on a national level, in addition to effectively positioning the product among both influencers and target consumers. Overall, the marketing plan seeks to successfully position

----------
(4) SharpBrains Research, "The State of the Brain Fitness Software Market," March 2008
(5)Toppo, Greg, "Study: Poverty dramatically affects children's occupational and brains," U.S.A Today, Dec. 7, 2008.

occupational and brain training products with a unique, breakthrough proposition and perceived market difference. The marketing campaign will consist of the following five elements.

     Strategic Marketing Plan Development. We intend to create an umbrella-marketing plan which will act as a guide for all brand initiatives by vendors and strategic partners. The plan will include the constructing of the Preventia brand image with a unique voice and personality, the creation of core communication messages critical to impacting target groups and the blueprint for all tactical execution elements.

     Retail Marketing and Sell-in Strategy. Our overall retail strategy will be developed by working closely with sales teams to identify unique and relevant distribution outlets beyond big-box mass retailers and specialty retailers, and create an impactful sell-in program ensuring successful placement in these key distribution outlets.

     Key Influencer Program. The registrant intends to identify and work with seasoned outreach specialist(s) to tap the target consumer influencer market. The registrant's influencer program can serve as a cornerstone of the integrated marketing campaign by enrolling select celebrities, key influencers, and media to serve as ambassadors of the Preventia brand.

      Public Relations Outreach. We intend to conduct an aggressive media outreach to build publicity and top-of-mind awareness among adults, and ensure the most amount of impact in a short period. This will include designing press materials/press kits, and working with PR professionals/agencies to identify core media targets that are aligned with the registrant's marketing strategy. Such efforts will create an ongoing dialogue and enable key media to interact with the product. Additionally, a media outreach will secure targeted media placements on behalf of the registrant.

     Non-Traditional Marketing. The registrant intends to design and manage the implementation of a variety of cutting-edge and breakthrough non-traditional programs that seek to reach the core target in their own environment. A regional strategy will be developed for reaching the targeted demographic and will solicit partners to further develop and execute the programs creating viral (word-of-mouth) publicity.

Distribution
------------
We intend to license our organizational products through distributors who are contracted specifically for business-to-business sales and delivered in an online platform for business-to-consumer sales. We will combine a portfolio of occupational and brain games and exercises with personalized tracking and recommendations in combination with a motivational rewards system that seamlessly blends entertainment with science and technology to improve an individual's ability to hold useful information in the mind and apply in daily life.

We intend to introduce our products and services to the marketplace over several phases, formulated to capture revenue streams that currently exist through our B2B model and obtain new revenues from consumers in our B2C model as the occupational and brain-training market matures. Using a B2B strategy in combination with a B2C marketing strategy, the registrant is of the opinion that we will maximize market penetration.

We intend to distribute our products under licenses to our licensee's and services agreements to our individual consumers, which will grant a nonexclusive right to use our services. The licenses and service agreements may require us to make arrangements for hot standby systems or to deposit the source code and data necessary to deliver our services in an escrow account that may be accessed by the licensee or customer in the event of our registrant's liquidation, dissolution or bankruptcy, or if we fail to cure a material breach of contract.

Research and Development
------------------------
The registrant is in the developmental stage of its products and intends to focus on addressing specific occupational and brain training solutions that integrate with our products and service offerings and expanding what will become our existing product lines. The registrant will rely upon external software developers and to some extent upon acquisitions for our product development efforts. The registrant believes that it can often respond more quickly to market requirements by acquiring complementary products or technology.

We intend to develop future applications based on requirement specifications received from our distributors, end-line customers, prospective customers, experts in the field, and the registrant's alliances, among other resources. By maintaining regular contact with customers and experts in the field and tracking the activity, we will be able to determine our product direction and product feature requirements.

Customer Service and Technical Support
--------------------------------------
The registrant intends to focus on providing its distributors and clients with a high level of customer services and technical support, a service that we believe will attract and retain our client base. The registrant will focus on recruiting and training qualified technical support engineers, each of whom will have the level of technical expertise required to handle a diverse range of support-related challenges.

Due to the critical nature of this technology, customers with questions regarding the registrant's products and services will be able to contact our help desk 24 hours a day, 7 days a week and receive a prompt response to their support needs. Our support engineers intend to be readily able to tap into the client's application in real-time, perform full diagnostics, and resolve issues directly, immediately.

Additionally, to ensure the education of our clients, the registrant intends to offer initial and ongoing training sessions using various delivery methods, user group meetings, and sponsor general forums.

Patents, Trademarks, Intellectual Property, and Proprietary Protection
----------------------------------------------------------------------
The registrant does not currently hold any patents with respect to any of its current products. We anticipate that we will depend significantly upon proprietary technology and that we will rely on a combination of copyright, trade secret and trademark laws, confidentiality procedures and nondisclosure among other contractual provisions to protect our proprietary rights.

We will seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Notwithstanding these safeguards, it could be possible for competitors to obtain and/or imitate the registrant's software and/or hardware. Further, there can be no assurance that others will not independently develop products similar or superior to those of the registrant.

The registrant will also explore technology developed by other entities that may be licensed or acquired in an effort to reduce the product development cycle or to complement existing product lines.

Public Relations
----------------
   Objectives
The primary objective of the registrant's public relations program is to establish the registrant as a leader in providing of occupational and brain training solutions. This objective will be accomplished through a comprehensive PR approach that includes, but is not limited to the following:

   -  media relations;
   -  positioning and key message refinement;
   -  editorial calendars;
   -  conference and trade show support;
   -  one-on-one press visits;
   -  bylined articles and white papers;
   -  proactive media outreach; and
   -  media materials development.

   Goals
We intend to use the PR program to garner media coverage, increase visibility, and heighten awareness of the registrant, its products, technologies, and executives. The registrant will be presented to national and regional business, technology, and vertical-industry press. The goals of the registrant's public relations program are:

   -  Brand Preventia as a household identity
   - Clearly establish the registrant as a leading provider of occupational and brain training products
   - Differentiate the registrant, its products and services from perceived competitors
   - Create a greater awareness of the registrant with potential customers and partners
   - Position the registrant's executive team members as a key spokespersons and industry visionaries
   - Identify the registrant as strong, trusted, and progressive through its partnerships and technologies

Advertising
-----------
The registrant plans to implement strategic advertising campaigns focused on brand name recognition. Advertising campaigns will generally focus on print, using industry publications, although other means of advertising will also be considered and implemented. The registrant also plans to use its website as a means of advertising and as an electronic brochure for generating sales leads and increasing market awareness.

The registrant intends to implement certain policies and procedures to control advertising or promotions that will be utilized in its strategic alliances. These policies and procedures are necessary to assure the proper representation of the registrant at all times and include the pre-approval of all advertising material and restrictions on how strategic alliances can advertise using the Preventia brand.

Pricing
-------
Our B2B and B2C pricing models were arrived at using bottom-up and top-down analysis. Costs associated with the engineering and continued servicing of the product were budgeted, and added to costs associated with customer acquisition and retention, continued product development, overhead, and management. Then market pricing was reviewed based on current competitors' prices.

   B2B - Licensing
We intend to use our B2B pricing model to offer volume discounts and flexible payment plans to organizations with five or more users that can be transferred from one computer to another, and will provide an effective way to purchase our software for businesses that plan to grow their use over time.

We will offer two types of Volume Licenses for businesses with five or more computers:

   - Open Business. Open Business is a single agreement offering a 2-year term and upfront payments. It's designed for businesses that don't want to purchase large volumes of software but would prefer to pay for software licenses, as they need them. The initial order must be for five or more licenses but can include any combination of the registrant's products thereafter.

   - Open Value. Open Value is a single agreement that offers a 3-year term and allows companies to spread their payments over the term of the agreement. It allows companies to add the registrant's licensed products throughout the agreement term with annualized pricing, making it easier to manage cash flow. Open Value also provides options to acquire additional services, tools, support and training.

   Benefits
Flexibility: Volume Licenses can be tailored to suit the size and type of any business.

Transfers:  Licenses can be transferred from one computer to another.
Control: Volume Licenses serve the needs of organizations that acquire multiple licenses, but do not need numerous copies of the media and the documentation.

Volume discount: Businesses with as few as five PCs can acquire licenses with discounts. Lower pricing is also available for eligible government and academic organizations.

   B2C
Management determined that a simple, service-based fee would assist in
the attracting and retaining B2C customers.   Our initial pricing model
will vary from $9.99 to $29.99 a month depending upon the selection programming.

Competition
-----------
The registrant believes that the occupational and brain training market is highly fragmented. There are several industry leaders, including Lumos Labs, Inc., Scientific Brain Training., Vivity Labs, Inc.
CogniFit, and Cogmed, however, no one entity or group of entities has attained a dominant position in the industry.

The entry requirements for the occupational and brain training industry are believed by us to be significant. We believe that the principal competitive factors in our market include:

   -  service functionality, quality, and performance;
   -  ease of use, reliability, scalability, and security of services;
   -  customer service and support;
   - establishing a significant base of customers and distribution partners;
   - ability to introduce new services to the market in a timely manner;
   -  ability to integrate with third-party offerings and services; and
   -  pricing.

A number of companies have invested in commercializing their occupational and brain fitness products to both consumer and institutional buyers. These applications, which target different cognitive skills, are designed to either treat specific health conditions or enhance cognitive abilities and advocate healthy aging. Current occupational and brain fitness programs are delivered online, software, and devices.

Current occupational and brain fitness software products are mainly offered to institutions, with very few products, e.g. MindFit and IntelliGym, being made available directly to consumers.

We believe that the competitive pricing environment will make it increasingly important for the registrant to successfully distinguish its products and services from competitors based on quality and superior service and operating efficiency.

Management is of the opinion that the growing market is large enough for the registrant to carve out its own niche in the market. However, our limited financial situation, the preliminary stage of development of our proposed products and services, along with the fact that the intended market for our products and services is new and rapidly evolving will have negative effects on our ability to successfully enter that market.

Strategic Partners and Alliances
--------------------------------
The registrant intends to leverage sales and delivery alliances with companies whose capabilities complement our capabilities, either by enhancing our Preventia brand or by helping us extend our offerings to new geographies. By combining our alliance partners' products and services with our own capabilities and expertise, we intend to create innovative, high-value occupational and brain training solutions for our customers. The intention is that some alliances will be specifically aligned with our offerings, thereby adding skills, technology and insights that are applicable across the occupational and brain training industry. Other alliances will extend and enhance our offerings specific to a single user group.

In addition, the registrant plans to continue to develop solutions that address specific market needs, are affordable, and can be easily integrated with the products and services we currently have in place. We intend to continue to explore new market opportunities through product development, strategic partnering, acquisitions, the creation of new companies or divisions, and the use of partnership/distributor relationships that will provide increased market penetration in international markets.

Going Concern
-------------
The registrant's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. In the near term, the registrant expects operating costs to continue to exceed funds generated from operations. As a result, the registrant expects to continue to incur operating losses, and the operations in the near future are expected to continue to use working capital.

The registrant is a development stage company and management of the registrant is devoting substantially all of its present efforts to establish a new educational software business, and its planned principal operations have not yet commenced. As such, the registrant has not generated any revenues from operations and has no assurance of any future revenues. The ability of the registrant to continue as a going concern is dependent on its ability to raise capital to meet its operating requirements. The financial statements do not include any adjustments that might be necessary if the registrant is unable to continue as a going concern.

Employees
---------
We presently have no full-time employees and no part-time employees. There are no written agreements. Current officers, Messrs. Friedman and Katz, officer are founders of the registrant and spend approximately 20-25 hours per week working for the registrant.

Reports to Security Holders
---------------------------
Through the filing of Form 8-A under the Exchange Act within 30-60 days following the effective date of the registration statement, we intend to become a fully reporting company under the requirements of the Exchange Act, and will file the necessary quarterly and other reports with the Securities and Exchange Commission. Although we will not be required to deliver our annual or quarterly reports to security holders, we intend to forward this information to security holders upon receiving a written request to receive such information. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Securities and Exchange Commission located at 100 F Street N.E., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 100 F. Street N.E., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

Properties
-----------
Our corporate and manufacturing offices are located at 8900 W. Olympic Boulevard, Beverly Hills, CA 90211. Our telephone number is (877) 660-6463. These offices consist of 500 square feet of shared space that were provided free of charge by our sole director until September 30, 2010 and thereafter have been leased on a month to month basis for $500.00 per month.

                                DILUTION

Assuming completion of the offering, there will be up to 12,000,000 common shares outstanding. The following table illustrates the per common share dilution that may be experienced by investors at various funding levels.

Funding Level            $1,000,000     $500,000     $250,000     $125,000
                         ----------     --------     --------     --------
Offering price                $0.25          $0.25         $0.25         $0.25
Net tangible book
  value per common
  share before offering  (.001)         (.001)        (.001)        (.001)
Increase per common
  share attributable to
  investors               .081           .047          .024          .011
                         -----          -----         -----        -----
Pro forma net tangible
  book value per
  common share after
  offering                      .080           .046          .023         .010
                               -----          -----         -----       ------
Dilution to investors           .170           .204          .227         .240
Dilution as a
  percentage of
  offering price          68.0%           81.6%         90.8%        96.0%

Based on 8,000,000 common shares outstanding as of December 31, 2010 and total stockholder's deficiency of $(10,061) utilizing audited
December 31, 2010 financial statements.

Since inception, the officers, directors, promoters and affiliated persons have paid an aggregate average price of $.001 per common share in comparison to the offering price of $0.25 per common share.

Further Dilution
----------------
The registrant may issue equity and debt securities in the future. These issuances and any sales of additional common shares may have a depressive effect upon the market price of the registrant's common shares and investors in this offering.


                           DIVIDEND POLICY

We have never declared or paid any dividends. In addition, we anticipate that we will not declare dividends at any time in the foreseeable future.

Instead, we will retain any earnings for use in our business. This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

No distribution may be made if, after giving it effect, we would not be able to pay its debts as they become due in the usual course of business; or the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination that a distribution is not prohibitive either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation of other method that is reasonable in the circumstances.


                     DETERMINATION OF OFFERING PRICE

The offering price of the common shares was arbitrarily determined by the registrant based on the financial needs of the registrant without regard to the book value or market value, if any, of our common shares.


             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS

The registrant is a cognitive learning and development company that intends to build software tools for improving occupational and brain health and performance. Our performance will be significantly affected by changes in general economic conditions and, specifically, shifts in consumer confidence and spending. Additionally, our performance will be affected by competition. Management believes that as the industry continues to consolidate, competition with respect to price will intensify. Such a heightened competitive pricing environment will make it increasingly important for us to successfully distinguish us from competitors based on quality and superior service and operating efficiency.

We have neither engaged in any material operations nor generated any revenues to date. Our only activities since inception have been organizational activities and those necessary to prepare for this offering.

We are currently not aware of any other known material trends, demands, commitments, events or uncertainties that will have, or are reasonable likely to have, a material impact on our financial condition, operating performance, revenues and/or income, or results in our liquidity decreasing or increasing in any material way.

Results of Operations
---------------------
For the period from inception (April 9, 2010) through December 31, 2010, we did not receive any revenue and had operating expenses of $17,416 resulting in an operating loss of $17,416. Operating expenses consisted of legal and profession fees of $12,916, accounting expenses of $3,000 and rent expense of $1,500. Operating expenses will continue to increase as we implement sales and marketing initiatives.

Liquidity and Capital Resources
-------------------------------
We have not received any revenues to date. Until we are able to raise funds to pursue our business plan and generate material revenues, our activities will be restricted.

During the period from inception through December 31, 2010, we did not pursue any investing activities.

During the period from inception through December 31, 2010, we received proceeds from an officer advance of $9,570 and proceeds from the sale of common stock to Dr. Friedman, an officer and director, resulting in net cash provided by financing activities of $17,570.

If we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs could range up to $35,000 per year for the next few years and will be higher if our business volume and activity increases but lower during the first year of being public because we have not yet completed development of our product line, and we will not yet be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Plan of Operations
------------------
The registrant has not yet developed its products. Although Dr. Friedman has completed the necessary research, the development of the product line will take approximately nine to twelve months and cost at least $100,000 per product line to bring to market. Products will be developed by outside contracts, so we will not have to hire staff to produce and develop product. We are in the process of working on developing a website. We believe we can be ready to sell product within one year.

Over the next twelve months, we intend to:
Step                                          Timeframe   Estimated $
----                                          ---------   -----------
1.  Interview different companies that would
be best suited to work with use to create our
website, with all of the features we will need
in making our site user friendly and easy for
people to download the software directly from
the site.                                     1-2 months   minimal

2.  Develop the website                       6-8 months   $25,000

3.  Create short clips of the software for
Clients to be able to see and test these
 mini versions                                6-8 months   $20,000

4.  Locate software contractor to develop
    Software                                  6-8 months   minimal

5.  Launch first product                     9-12 months  $100,000
                                                          per product
                                                              line

The main uncertainties or obstacles involved before planned operations can commence include
   - raising sufficient funds to contact with the website creator and/or software contractor,
   -  completing the website in a timely fashion and
   - difficulties in completing software that properly operates as we envision it.

If we are unable to raise sufficient funds or obtain alternate financing, we may never complete development and become profitable.

After our product lines are developed, we will need to
   - create net sales and gross margin by designing, developing, manufacturing or sourcing quality products;
   - execute our marketing strategy to enhance customer awareness and appreciation of the Preventia brand;

   - provide a superior client experience through consistent outstanding customer service that will ensure customer satisfaction and promote the frequency and value of customer spending;
   -  expand distribution channels.

Our current cash balance is estimated not to be sufficient to fund our current operations. Along with an estimated $100,000 per product line, the registrant estimates that an additional $100,000 would be required for working capital, reporting requirement fees, website and development fees. Dr. Friedman has verbally agreed to personally loan any amounts up to the $100,000 needed to run operations until the product lines are developed. Any loan provided by Dr. Friedman shall be binding, with an interest rate of five percent per annum and a term of one year. However, we still need raise sufficient funds to complete the development of our product line. No other financing plans are in place. We may never obtain the necessary financing to complete product development and begin operations.

In the event we are not successful in selling all of the securities to raise $1,000,000, we would give priority to allocating capital to sales and marketing, research and development and to develop sales in the industry. Any remaining capital would be used to fund our working capital needs.

In the event we are not successful in selling all of the securities to raise at least $125,000, we would utilize any available funds raised the following order of priority:

   - for general and administrative expenses, including legal and accounting fees and administrative support expenses incurred in connection with our reporting obligations with the SEC.
   -  for sales and marketing; and
   -  for research and development.

Controls and Procedures
-----------------------
We are not currently required to maintain an effective system of internal controls. We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011. As of the date of this prospectus, we have not completed an assessment, nor have our auditors tested our systems of internal controls.

Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for us to meet regulatory requirements and market expectations for our operations, we may incur significant expense in meeting our public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than we expect, thus increasing our exposure to financial fraud or erroneous financing reporting.

Once our management's report on internal controls is complete, we will retain our independent auditors to audit and render an opinion on such report when required under Section 404 of the Sarbanes-Oxley Act. The independent auditors may identify additional issues concerning our operations while performing their audit of internal control over financial reporting.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations
-----------------------------------------------------------------------
As of February 25, 2011, we did not have any off-balance sheet arrangements and did not have any commitments or contractual obligations.


             DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Our bylaws provide that the number of directors who shall constitute the whole board shall be such number as the board of directors shall at the time have designated. We confirm that the number of authorized directors has been set at five pursuant to our bylaws. Each director shall be selected for a term of one year and until his successor is elected and qualified. Vacancies are filled by a majority vote of the remaining directors then in office with the successor elected for the unexpired term and until the successor is elected and qualified. The directors, officers and significant employees are as follows:

NAME                   AGE          POSITIONS HELD           SINCE

Dr. Murray Friedman     50           President, CEO, CFO    Inception
                                       Director             to present

Stuart Katz             46           COO, Secretary         Inception
                                                            To present

Dr. Friedman and Mr. Katz would also be deemed to be promoters of the registrant.

Business Experience
-------------------
Dr. Murray Friedman, President, Chief Executive Officer, Chief Financial Office, and Director
Dr. Friedman, a Doctor of Dental Surgery and a seasoned management executive, has used his expertise in working with a broad range of corporations over the past 27 years, advancing the visions and missions of corporations through his comprehensive understanding over a broad range of industries, enabling him to provide continuity and leadership to a diverse group of companies.

From 1983 to 1989, Dr. Friedman owned and operated, EMF Leasing, an automobile and equipment finance/leasing company, which he sold for a substantial profit upon completion of his dental general practice residency. Upon completion of his residency, Dr. Friedman owned and operated a multi-faceted dental practice that delivered dental services to 15 nursing homes and assisted living centers in addition to directed a satellite service for Staten Island University Hospital from 1989 to 2003, which he sold along with another dental practice he started in 2002, All Smiles Dental, and sold them in separate transactions for significant profits in 2003.

From 2002 to 2009, Dr. Friedman served as the Chief Operating Officer for Implant Logic Systems, a Dental Implant Technology Company, using innovative CT scanning technology integrated with radiographic markers. Currently Dr. Friedman is a Managing Member of Sapphire Capital Ventures, a Holding Company for Technology, Healthcare and Real Estate Ventures, which he formed in 2007.

Dr. Friedman's education is as follows:

   1988  DDS   Columbia University School of Dental And Oral Surgery
   1982   BA   Yeshiva University (magna)
                 Major: Biology, Chemistry, Minor: Sociology
   1982   AA   Erna Michael College
                 Major: Jurisprudence
1988-1989      Woodhull Medical and Mental Health Center:
                 Residency in General Practice/Oral and Maxillo-Facial Surgery, Rotations: Anesthesia, General Surgery,
                 Medicine, ENT, Plastic Surgery

Stuart Katz, Chief Operating Officer
Mr. Katz's 20 years of executive operations experience has profitably directed operations of over 4,000 units in 30 buildings throughout New York City, responsible for construction and renovations for Weinreb Management from 1989 to 1994.

From 1994 to 1999, Mr. Katz served as the Assistant Director of Housing for the Met Council on Jewish Poverty, New York, N.Y., responsible for the day-to-day operations supervising 1500 non-profit residential units in four boroughs, directing the construction 100 unit dual-diagnosis residence on the Upper East Side in addition to planning and building of two 135 unit elderly apartment buildings in Starret City.

From 1999-2004, Mr. Katz served as NET2PHONE's, a technology IPO
Company, Director of Operations where he planned, designed, and oversaw the construction of 150,000 square feet of offices and seamlessly organized and implemented headquarters relocation from three locations with minimal impact to the over 800 employees.

Most recently, from 2004 to 2009, Mr. Katz successfully guided Windsor Healthcare as its Regional Environmental Specialist and as a Licensed Nursing Home Administrator.

Mr. Katz is a licensed Paramedic and has served on a neighborhood volunteer Ambulance Corp for over 20 years. He earned a bachelor of science degree from Tuoro College in 1985 with a major in business management.

Dr. Friedman will serve in his capacity as sole director until our next annual shareholder meeting to be held within six months of our fiscal year's close. Directors are elected for one-year terms.

Code of Ethics Policy
---------------------
We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Corporate Governance
--------------------
There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors. In addition to having no nominating committee for this purpose, we currently have no specific audit committee and no audit committee financial expert. Based on the fact that our current business affairs are simple, any such committees are excessive and beyond the scope of our business and needs.

Family Relationships
--------------------
None

Involvement in Certain Legal Proceedings
----------------------------------------
None of our directors, executive officers and control persons have been involved in any of the following events during the past ten years:
  - Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,
   - Any conviction in a criminal proceeding or being subject to any pending criminal proceeding (excluding traffic violations and other minor offenses);
   - Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities,; or
   - Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Executive Compensation
----------------------
Since inception, we have not paid any compensation to our officers. Dr. Friedman purchased his 8,000,000 common shares for $8,000 in cash from personal funds.

We may elect to award a cash bonus to key employees, directors, officers and consultants based on meeting individual and corporate planned objectives.

We do not have any standard arrangements by which directors are compensated for any services provided as a director. No cash has been paid to the directors in their capacity as such.


     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2011, the number and percentage of outstanding shares of the registrant's common stock owned by (i) each person known to us to beneficially own more than 5% of its outstanding common stock, (ii) each director, (iii) each named executive officer and significant employee, and (iv) all officers and directors as a group.

                                                           Percentage
Name                             Amount    Percentage    After Offering
----                             ------    ----------    --------------
Dr. Murray Friedman             8,000,000     100.00%         66.67%
130 Central Avenue
Lawrence, NY 11559

Stuart Katz                             0       0.00%          0.00%
130 Cumberland Place
Lawrence, NY 11559

Officers and Directors
As a group (2 persons)          8,000,000     100.00%         66.67%


             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence
---------------------
The registrant's board of directors consists of Dr. Murray Friedman. He is not independent as such term is defined by a national securities exchange or an inter-dealer quotation system.

From inception (April 9, 2010) through December 31, 2010, there were no transactions with related persons other than as described below.

Related Party Lease
--------------------
The registrant leases its office premises from Dr. Friedman on a month-to-month basis. Total rent expense charged by the officer amounted to $1,500 for the period from April 9, 2010 (inception) through December 31, 2010, all of which was unpaid and included in accrued expenses.

Related Party Loan
------------------
As of December 31, 2010, the registrant owed $9,570 to Dr. Murray
Friedman, an officer and director of the registrant. The advances are unsecured, due on demand and bear interest at 8% per annum.

                   DESCRIPTION OF CAPITAL STOCK

The following statements constitute brief summaries of the registrant's certificate of incorporation and bylaws.

Common Shares
-------------
The registrant's articles of incorporation authorize it to issue up to 25,000,000 common shares and no preferred shares, $0.0001 par value per common share.

Liquidation Rights
------------------
Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in the assets of the registrant legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights
---------------
There are no limitations or restrictions upon the rights of the board of directors to declare dividends out of any funds legally available therefore. The registrant has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of the registrant.

Accordingly, future dividends, if any, will depend upon, among other considerations, the registrant's need for working capital and its financial conditions at the time.

Voting Rights
-------------
Holders of common shares of the registrant are entitled to voting rights of one hundred percent. Holders may cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights
------------
Common shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional common shares. Common Shares do not have cumulative voting features. Our bylaws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares entitled to vote.

Transfer Agent
--------------
Upon completion of the offering, Olde Monmouth Stock Transfer will act as the registrant's transfer agent.

                       SHARES ELIGIBLE FOR FUTURE SALE

Upon the date of this prospectus, there are 8,000,000 shares of our common stock outstanding of which no common shares may be freely traded without restriction.

Upon the effectiveness of this registration statement, up to an additional 4,000,000 common shares may be issued and will be eligible for immediate resale in the public market. The remaining common shares will be restricted within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that:
   - such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale; and
   - we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
   - 1% of the total number of shares of common stock then outstanding, which will equal approximately 120,000 shares immediately after this offering.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                       FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


          MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information
------------------
There is presently no public market for our common shares. We anticipate applying for quoting of our common shares on the OTC Bulletin Board or OTCQB upon the effectiveness of the registration statement of which this prospectus forms a part. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTCBB and OTCQB, nor can there be any assurance that such application for quotation will be approved.

Holders
-------
As of March 1, 2011, there was only one shareholder of the registrant.

Dividends
---------
We have not declared any cash dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors as the board of directors deems relevant.


                              EXPERTS

The financial statements of the registrant appearing in this registration statement have been audited by Gumbiner Savett Inc., independent auditors and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           LEGAL PROCEEDINGS

We are not a party to any legal proceedings the outcome of which, in the opinion of our management, would have a material adverse effect on our business, financial condition, or results of operation.


                             LEGAL MATTERS

The validity of the common shares being offered hereby will be passed upon by Jody M. Walker, Attorney At Law, Centennial Colorado.


                   WHERE YOU CAN FIND MORE INFORMATION

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

8900 Olympic Boulevard
Suite 150
Beverly Hills, CA 90211.
(877) 660-mind
Attention: Dr. Murray Friedman, Chief Executive Officer

Our fiscal year ends on December 31st. Upon completion of this offering, we will be a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800- SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

                          FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
Balance Sheet as of December 31, 2010
Statement of Operations for the period from April 9, 2010 (inception) through December 31, 2010
Statement of Stockholder's Deficiency for the period from April 9, 2010 (inception) through December 31, 2010
Statements of Cash Flows for the period from April 9, 2010 (inception) through December 31, 2010
Notes to  Financial Statements

                [Letterhead of Gumbiner Savett Inc.]

       Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholder of Preventia, Inc.

We have audited the accompanying balance sheet of Preventia, Inc. (a corporation in the development stage) (the "Company") as of December 31, 2010, and the related statements of operations, stockholder's deficiency, and cash flows for the period from April 9, 2010 (inception) through December 31, 2010. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010, and the results of its operations and its cash flows for the period from April 9, 2010 (inception) through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, certain conditions indicate that the Company may be unable to continue as a going concern. The Company has an accumulated deficit of $18,061 and has a working capital deficiency of $12,561 as of December 31, 2010. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

/s/Gumbiner Savett Inc.
Santa Monica, California

March 1, 2011

PREVENTIA, INC.
(a corporation in the development stage)

BALANCE SHEET
                                                          December 31,
                                                              2010
                                                          -----------
                                 ASSETS

Current Assets
  Cash in Bank                                             $     509
                                                           ---------
Deposit                                                        2,500
                                                           ---------
TOTAL ASSETS                                               $    3009
                                                           =========
LIABILITIES AND STOCKHOLDER'S DEFICIENCY
Current Liabilities:
  Accrued expenses                                         $   3,500
  Advances from officer, including accrued interest            9,570
                                                           ---------
    Total current liabilities                                 13,070
                                                           ---------
Stockholder's Deficiency
  Common stock, $0.0001 par value; 25,000,000
    shares authorized; 8,000,000 shares issued and
    outstanding                                                  800
  Additional paid in capital                                   7,200
  Accumulated deficit                                        (18,061)
                                                           ---------
    Total stockholder's deficiency                           (10,061)
                                                           ---------
TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY             $   3,009
                                                           =========

                The accompanying notes are an integral
                  part of this financial statement

PREVENTIA, INC.
(a corporation in the development stage)

STATEMENT OF OPERATIONS
For the period from April 9, 2010 (inception) through
 December 31, 2010

Operating Expenses:
  Legal and Professional                                   $  12,916
  Accounting                                                   3,000
  Rent                                                         1,500
                                                           ---------
Total Operating Expenses                                      17,416
                                                           ---------
Operating loss                                               (17,416)

Interest and other expenses                                     (645)
                                                           ---------
Net loss before income taxes                                 (18,061)

Provision for income taxes                                         -
                                                           ---------
Net loss                                                    $(18,061)
                                                           =========

Net loss per share-Basic and Diluted                               -
                                                           =========
Weighted average number of common shares outstanding       7,340,824
                                                           =========

                The accompanying notes are an integral
                  part of this financial statement

PREVENTIA, INC.
(a corporation in the development stage)

STATEMENT OF STOCKHOLDER'S DEFICIENCY
For the period from April 9, 2010 (inception) through
 December 31, 2010

                                                 Additional
                                Common Stock       Paid-in      Accumulated
                            Shares       Amount    Capital        deficit     Total
                            ------       ------  ----------     -----------   -----
Balance at inception               -    $     -   $     -       $      -   $      -
Issuance of common stock   8,000,000        800     7,200              -      8,000


Net loss                           -          -         -        (18,061)   (18,061)
                           ---------    -------   -------       --------   --------
Balance at December 31,
  2010                     8,000,000    $   800   $ 7,200       $(18,061)  $(10,061)
                           =========    =======   =======       ========   ========

                The accompanying notes are an integral
                  part of this financial statement

PREVENTIA, INC.
(a corporation in the development stage)

STATEMENT OF CASH FLOWS
For the period from April 9, 2010 (inception) through
 December 31, 2010

CASH FLOW FROM OPERATING ACTIVITIES:
  Net loss                                                   $(18,061)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
     Accrued expenses                                           3,500
     Deposit                                                   (2,500)
                                                             --------
Net cash used in operating activities                         (17,061)
                                                             --------
CASH FLOW FROM FINANCING ACTIVITIES:
  Proceeds from officer advances                                9,570
  Proceeds from issuance of common stock                        8,000
                                                             --------
Net cash provided by financing activities                      17,570
                                                             --------
NET INCREASE IN CASH                                              509
                                                             --------
CASH BALANCE AT BEGINNING OF PERIOD                                 -
                                                             --------
CASH BALANCE AT END OF PERIOD                                $    509
                                                             ========
                The accompanying notes are an integral
                  part of this financial statement

PREVENTIA, INC.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES

Nature of Operations
--------------------
Preventia Inc. (the "Company") was incorporated under the laws of the state of Nevada on April 9, 2010.

The Company was formed to be an educational software provider and build software tools for improving occupational and brain health and performance. The Company is in the development of its product.

Summary of Significant Accounting Policies
------------------------------------------
  Use of estimates. The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

  Cash Equivalents. The Company considers all highly liquid debt investments with an original maturity of three months or less to be cash equivalents.

  Fair value of financial instruments. All financial instruments are carried at amounts that approximate estimated fair value.

  Income Taxes. Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. FASB ASC 740, "Income Tax," requires the recognition of the impact of a tax position in the financial statements only if that position is more likely than not of being sustained on a tax return upon examination by the relevant taxing authority, based on the technical merits of the position. At December 31, 2010, the Company had no unrecognized tax benefits. The Company recognizes interest and penalties related to income tax matters in interest expense and operating expenses, respectively. As of December 31, 2010, the Company had no accrued interest or penalties related to uncertain tax positions.

  Net Loss Per Share. Basic net loss per share includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted net loss per share does not differ from basic net loss per share as the Company did not have dilutive items during the reporting period.

PREVENTIA, INC.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

  New Accounting Pronouncements. The Company does not believe newly issued accounting pronouncements will have any material impact on its financial statements.

NOTE 2 - GOING CONCERN

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. In the near term, the Company expects operating costs to continue to exceed funds generated from operations. As a result, the Company expects to continue to incur operating losses, and the operations in the near future are expected to continue to use working capital.

The Company is a development stage company and management of the Company is devoting substantially all of its present efforts to establish a new educational software business, and its planned principal operations have not yet commenced. As such, the Company has not generated any revenues from operations and has no assurance of any future revenues. The ability of the Company to continue as a going concern is dependent on its ability to raise capital to meet its operating requirements. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.


NOTE 3 - ACCRUED EXPENSES

At December 31, 2010, accrued expenses consisted of the following:

Accrued Expenses:
  Accrued professional fees                $ 2,000
  Accrued rent                               1,500
                                           -------
    Total accrued expenses                 $ 3,500
                                           =======

NOTE 4 - NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

                                                 December 31, 2010
                                                 ------------------
Numerator:
  Net loss                                           $  (18,061)
                                                     ----------

PREVENTIA, INC.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS


Denominator:
  Weighted average of common shares                   7,340,824
                                                     ----------
Net loss per share-basic and diluted                 $    (0.00)

NOTE 5 - RELATED PARTY TRANSACTION

As of December 31, 2010, the Company owed $9,570 to an officer of the Company. The advances are unsecured, due on demand and bear interest at 8% per annum.

Lease:

The Company leases its office premise from an officer of the Company on a month-to-month basis. Total rent expense charged by the officer amounted to $1,500 for the period from April 9, 2010 (inception) through December 31, 2010, all of which was unpaid and included in accrued expenses.

  Up to a Maximum of 4,000,000 Common Shares at $.25 per Common Share

                               $1,000,000

                               Prospectus

                            Preventia, Inc.


                            March 1, 2011


YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

Until __________________2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution
-----------------------------------------------------
The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The registrant shall pay the expenses.

SEC Registration Fee . . . . . .  $   116.10
Printing and Engraving Expenses     1,500.00
Legal Fees and Expenses . . . .    25,000.00
Accounting Fees and Expenses. .     5,000.00
Miscellaneous . . . . . . . . .     2,500.00
                                  ----------
TOTAL . . . . . . . . . . . . .   $34,116.10
                                  ==========

Item 14.  Indemnification of Directors and Officers
---------------------------------------------------
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities
-------------------------------------------------
On May 1, 2010, Preventia issued Dr. Murray Friedman, an officer and director, 8,000,000 common shares for cash of $8,000.

The above securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 to sophisticated investors.

Item 16. Exhibits and Financial Statement Schedules
---------------------------------------------------

INDEX TO EXHIBITS

Exhibit Number and Identification of Exhibit

3-1     Articles of Incorporation
3-2     By-Laws incorporated by reference to Form S-1 filed on December
         10, 2010
3-3     Common Stock Certificate incorporated by reference to Form S-1
         Filed on December 10, 2010
5       Consent and opinion of Jody M. Walker, Attorney At Law
         incorporated by reference to Form S-1 filed on December 10,
         2010
11      Statement of Computation of Per Share Earnings
           This Computation appears in the Financial Statements.
23      Consent of Independent Registered Public Accounting Firm

Item 17. Undertakings
----------------------
(A) The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 (B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

   i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

   ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
  iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lawrence, State of New York, on March 1, 2011.

Preventia, Inc.

By: /s/Murray Friedman, DDS
    -----------------------
    Murray Friedman DDS, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:   /s/Murray Friedman, DDS
      -------------------
      Murray Friedman, DDS
      CEO, Principal Financial Officer,
      Controller and Director           Dated:    March 1, 2011